Exhibit 10.29

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made as of November 3, 2006, by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, a South Carolina domiciled insurance company (“State Auto P&C”), State Automobile Mutual Insurance Company, an Ohio domiciled mutual insurance company (“State Auto Mutual”), and John R. Lowther (“Executive”). State Auto Financial, State Auto Mutual and each of their respective subsidiaries and affiliates are hereinafter collectively referred to as the “State Auto Companies” and individually as a “State Auto Company.”

Background Information

A. State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record for all employees of the State Auto Companies. State Auto Financial is a majority owned subsidiary of State Auto Mutual. State Auto Mutual is the ultimate controlling person in the insurance holding company system for the State Auto Companies.

B. Executive is employed by State Auto P&C and serves as the Senior Vice President, Secretary and General Counsel for the State Auto Companies. Executive has been a long-time and loyal employee who has made valuable contributions to the State Auto Companies. Executive and the State Auto Companies have reached a mutual decision concerning Executive’s retirement from the State Auto Companies, with each believing that this is the appropriate time from a professional and personal standpoint for the Executive to retire from the State Auto Companies. Executive and the State Auto Companies desire to facilitate such retirement in accordance with the terms and conditions of this Agreement.

C. Executive and State Auto Financial intend that this Agreement shall supercede and replace the Executive Agreement dated as of March 2, 2001 (the “Executive Agreement”), between Executive and State Auto Financial.

Statement of Agreement

The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

§1. Resignation as Director/Officer; Retirement in 2007.

(a) Resignation as Director and Officer. Concurrently with his execution and delivery of this Agreement, Executive shall resign any and all of his positions as an officer, director, or committee member of each and every State Auto Company, which resignation shall be effective as of the date of this Agreement and shall be in the form of the resignation letter attached as Exhibit A.

(b) Employment. Executive shall remain an employee of the State Auto Companies until his retirement in 2007. Executive shall retire from his employment with the State Auto Companies on a date mutually agreeable to the parties, but in no event later than December 31, 2007. If Executive has not retired on or prior to December 31, 2007, then Executive agrees that his employment with the State Auto Companies shall automatically terminate as of the close of business on December 31, 2007. The date of Executive’s retirement or termination of employment (including termination due to death, disability or failure to retire on or prior to December 31, 2007) is hereinafter referred to as his “Retirement Date.”

Until his Retirement Date, Executive shall serve as “Senior Advisor” to the chief executive officer of the State Auto Companies and until his successor as general counsel is named, as acting general counsel. As Senior Advisor, Executive shall provide services to the chief executive officer as reasonably requested by such chief executive officer, making use of Executive’s institutional knowledge and experience with the State Auto Companies. In addition, Executive will also assist the successor general counsel in his or her becoming acclimated to the State Auto Companies as general counsel and otherwise facilitate such person’s undertaking of the duties and responsibilities of the position of general counsel, as he or she may request. Executive will use his reasonable best efforts to perform the foregoing services.

Executive and the State Auto Companies agree that Executive’s employment with the State Auto Companies shall terminate as of the close of business on his Retirement Date, and Executive understands and agrees that, after his Retirement Date, he shall not (i) hold himself out as an employee of any of the State Auto Companies, or (ii) have any authority, express, implied or otherwise, to act in any agency capacity or otherwise bind any of the State Auto Companies.

(c) 2006 Compensation and Benefits. For the remainder of 2006, Executive shall continue to receive his compensation package and fringe benefits as currently in effect and will be eligible to receive any bonus otherwise earned in 2006, regardless of when such bonus may be paid.

(d) 2007 Compensation and Benefits. From January 1, 2007 until his Retirement Date, Executive shall receive the following compensation and fringe benefits:

(i) Executive shall receive a base salary (the “Base Salary”) in the amount of $278,000 per year, payable in accordance with State Auto P&C’s general policies and procedures for payment of compensation to its salaried personnel;

(ii) Executive shall participate in the State Auto Quality Performance Bonus Plan (“QPB Plan”) or any similar cash incentive compensation plan generally made available to employees of State Auto P&C, provided, however, that the QPB Plan or any similar cash incentive compensation plan may be amended, suspended or terminated by State Auto P&C at any time;

(iii) Executive shall be entitled to participate in any and all employee benefit plans and arrangements and receive any and all fringe benefits generally made available to employees of State Auto P&C as described in State Auto’s Employee Reference Guide, in accordance with State Auto P&C’s regular employment policies and practices; and

(iv) Executive shall participate in the 2007 Executive Bonus Plan (as defined below) and receive 100% of the bonus target of $278,000 under the 2007 bonus plan approved by the Compensation Committee of the Board of Directors of State Auto Financial for executives of State Auto Financial (the “2007 Executive Bonus Plan”), regardless of whether or not he is an employee of State Auto P&C as of December 31, 2007. Such amount shall be payable at the time and in the manner that executives of State Auto P&C receive the payment of their 2007 bonuses under the 2007 Executive Bonus Plan, but in no event later than March 15, 2008.

§2. Separation Benefits.

(a) Accrued Salary and Vacation Pay. No later than five business days after his Retirement Date, Executive shall receive a lump sum payment in an amount equal to his base salary and vacation pay accrued through his Retirement Date, less applicable payroll taxes and withholdings.

(b) Separation Pay. No later than March 15, 2008, Executive shall receive a lump sum payment in an amount equal to 1.5 times the amount of Executive’s 2007 cash (i.e., salary and bonus) compensation, less applicable payroll taxes and withholdings.

(c) Retirement Benefits. Executive will be entitled to receive retirement benefits so that the total retirement benefits Executive receives from the State Auto Companies will approximate the total retirement benefits that Executive would have received under the defined benefit (qualified and nonqualified) retirement plans (which shall include the Supplemental Executive Retirement Plan (“SERP”), but not include any severance plans) of the State Auto Companies in which Executive participates were the Executive fully vested under such retirement plans and had the Executive continued in the employ of the State Auto Companies for 24 months following his Retirement Date at the Base Salary; provided, however, that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the State Auto Companies. The benefits specified in this subsection will be paid under the SERP or other similar nonqualified arrangement designated by the State Auto Companies according to its terms and conditions. The benefits specified in this subsection will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. In addition, Executive shall also be entitled to all other retirement benefits the State Auto Companies make available to State Auto retirees.

(d) COBRA Notice. Executive agrees and understands that his rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B(f) of the Internal Revenue Code of 1986, as amended, are currently effective and may be effective as of his Retirement Date. At the time of his Retirement Date, the required COBRA election notice shall be sent to Executive under separate cover and in accordance with COBRA’s notice requirements.

(e) Stock Options. The parties acknowledge that nothing in this Agreement is intended to modify or change the vesting or any other terms of any stock options held by Executive as of the date of this Agreement, it being understood and agreed that all stock options held by Executive as of the date of this Agreement shall remain exercisable by Executive in accordance with the terms of the applicable equity compensation plan of the State Auto Companies under which such stock options were granted and any applicable stock option agreement between State Auto Financial and Executive related to such stock options.

(f) Termination of Executive Agreement. Executive and State Auto Financial hereby terminate the Executive Agreement as of the date of this Agreement, and any rights or obligations of either Executive or State Auto Financial under the Executive Agreement shall be null and void on and after the date of this Agreement.

(g) Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and other benefits described in this Agreement constitute adequate consideration for all of Executive’s covenants and obligations set forth in this Agreement, including, without limitation, the release of claims set forth in §4 of this Agreement and the noncompetition, confidentiality and nonsolicitation covenants set forth in §6 of this Agreement.

(h) Death or Disability of Executive. The payments described in §1(d)(iv) and §2(b) of this Agreement shall be payable to Executive in all events, including without limitation upon Executive’s death or disability. In the event of Executive’s death or disability prior to December 31, 2007, the State Auto Companies shall continue to pay the Base Salary to Executive in the amount and manner set forth in §1(d)(i) of this Agreement until December 31, 2007. In the event of Executive’s death, the payments described in this subsection shall be made to Executive’s estate.

§3. Consulting Services. After his Retirement Date, Executive may provide consulting and advisory services from time to time to the State Auto Companies on such terms and conditions as may be mutually acceptable to Executive and State Auto Mutual.

§4. Mutual Release of Claims. As a condition precedent to Executive’s receipt of the separation benefits described in §2 of this Agreement, on his Retirement Date, Executive and the other parties to this Agreement shall execute and deliver to each other the Mutual Release attached as Exhibit B. In the event of Executive’s death or disability, such Mutual Release shall be executed and delivered by the appropriate legal representative(s) of Executive.

§5. Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the State Auto Companies or any of its representatives, directors, officers, employees and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive’s own free will.

§6. Noncompetition, Confidentiality and Nonsolicitation Covenants.

(a) Noncompetition. During the period of Executive’s employment by the State Auto Companies and for 18 months following his Retirement Date (the “Noncompetition Period”), Executive agrees that he shall not, directly or indirectly: (i) provide legal services to any Person engaged in the property and casualty insurance underwriting business as conducted, or proposed to be conducted, by the State Auto Companies as of his Retirement Date in any state that the State Auto Companies conduct, or plan to conduct, their property and casualty insurance business as of his Retirement Date (the “P&C Business”); or (ii) engage in the P&C Business. By way of illustration of the foregoing prohibition, and not in limitation, during the Noncompetition Period, Executive may not associate himself, directly or indirectly, with any law firm which provides legal services to any Person engaged in the P&C Business. However, the foregoing shall not prohibit Executive from providing legal services to a Small County Mutual Insurer (as defined below) during the Noncompetition Period.

The foregoing shall not be construed to prohibit Executive from owning, directly or indirectly, less than 5% of the securities of any class of any company listed on a national securities exchange or traded in the over-the-counter securities market.

For purposes of this Agreement: (i) the term “directly or indirectly” shall mean on the Executive’s own behalf, or as an partner, shareholder, member, other owner or equity holder, principal, agent, trustee, manager, employee, officer, director, consultant, or creditor of any corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity; (ii) the term “Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity; and (iii) “Small County Mutual Insurer” shall mean (A) a mutual insurance company not otherwise a member of an insurance holding company system (B) which provides property and casualty insurance primarily to residents of the Ohio county in which its principal place of business is located, and (C) whose aggregate direct written premiums are $100.0 million or less as of the end of the immediately preceding calendar year;

(b) Confidentiality. Executive agrees that he will not at any time divulge, furnish or make accessible to any person, or himself make use of, any Confidential Information (as defined below) obtained by him while an employee of, or a consultant to, the State Auto Companies. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by the State Auto Companies and which is not generally known in the insurance underwriting business, including, but not limited to, information about the State Auto Companies’ services, strategies, plans, marketing arrangements, trade secrets, financial information, customer lists, policyholder lists, names of agents or agencies (or lists thereof), books, records, memoranda, and other proprietary information of the State Auto Companies.

(c) Nonsolicitation. During the Noncompetition Period, Executive agrees that he will not, directly or indirectly, solicit, recruit, approach, counsel or attempt to induce any person who is then in the employ of any of the State Auto Companies to leave the employ of any of the State Auto Companies, or employ or attempt to employee any such person.

(d) Tolling. The Noncompetition Period shall be tolled during the period of any violation or attempted violation of this section by Executive. The State Auto Companies shall provide notice to Executive of any tolling of the Noncompetition Period.

(e) Injunctive Relief, Etc.. Executive understands that this §6 is an essential element of this Agreement and that the State Auto Companies would not have entered into this Agreement without this provision being included in this Agreement. Executive acknowledges that this §6 is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this §6, Executive specifically acknowledges and agrees that the State Auto Companies’ remedy at law will be inadequate, that the State Auto Companies, their businesses and their business relationships will suffer irreparable injury and, therefore, the State Auto Companies shall be entitled to injunctive relief upon such breach in addition to any other remedy to which they may be entitled, either in law or in equity, without the necessity of proof of actual damage. If any of the provisions of this §6 shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision to the maximum extent permitted by law and, as so modified, said provision shall then be enforceable to the maximum extent permitted by law.

§7. No Disparagement. The State Auto Companies and Executive each agree to refrain from making any statements, written or oral, in respect of the other or any of their or his subsidiaries or affiliates, their respective directors and officers, or any business or services engaged in or performed by any of them, which would tend to detract from the State Auto Companies’ or Executive’s commercial, personal or professional reputations, except that nothing in this section shall prevent either party from making any disclosures to professionals retained by either party or that may be required by law, regulation or legal process.

§8. Cooperation. During the Noncompetition Period, Executive agrees to cooperate and make himself available, as reasonably requested by the State Auto Companies, to answer questions concerning his knowledge of the legal, regulatory, business and/or operations of the State Auto Companies. In addition, during the period that directors’ and officers’ liability insurance coverage is provided to Executive pursuant to §9(a), Executive agrees to cooperate and assist the State Auto Companies, as reasonably requested by the State Auto Companies, in the prosecution or defense of any litigation involving any of the State Auto Companies which was outstanding as of his Retirement Date or arose out of facts and circumstances occurring during the Executive’s employment with the State Auto Companies, including but not limited to, appearing on behalf of himself and the State Auto Companies to provide testimony without judicial process or compensation. Executive agrees that he will provide such services as a non-agent independent contractor, and that Executive will not be deemed an employee of the State Auto Companies for any purpose whatsoever.

§9. Indemnification.

(a) D&O Coverage. For a period of five years from his Retirement Date, the State Auto Companies shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the expense of the State Auto Companies.

(b) Indemnification. From and after the date of this Agreement, the State Auto Companies shall indemnify and hold harmless Executive to the fullest extent not prohibited by the laws of the State of Ohio, as such laws may from time to time be amended, if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive was a director, officer or employee of any of the State Auto Companies or was serving at the request of the State Auto Companies as a director, trustee, officer or employee of an insurance company, corporation, partnership, joint venture, trust or other enterprise.

(c) Not Exclusive. The indemnification provided by this section shall not be deemed exclusive of any other rights to which Executive may be entitled under the charter or bylaws of any of the State Auto Companies or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of Executive.

§10. Warranty/Representation. Executive and the State Auto Companies each warrant and represent that, prior to and including the date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

§11. Non-Admission. The parties understand and acknowledge that this Agreement is made and accepted without any admission of liability, fault or wrongdoing by the State Auto Companies or Executive, the same having been expressly denied.

§12. Entire Agreement. This Agreement and the exhibit hereto set forth the entire agreement among the parties and supersede any prior discussions, negotiations or representations among them regarding the subject matter. No additions or other changes to this Agreement will be made or be binding on any party unless made in writing and signed by each party to this Agreement. The parties intend for this Agreement to be a substituted contract and not an executory accord.

§13. Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Agreement, to enforce any right or seek any remedy upon any default of the other shall affect or constitute a waiver of the first party’s right to insist upon such strict compliance, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default.

No custom or practice of the parties at variance with any provision of the Agreement shall affect or constitute a waiver of any party’s right to demand strict compliance with all provisions of this Agreement.

§14. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed given upon receipt when delivered personally, transmitted by facsimile (which is confirmed), mailed by certified mail (return receipt requested), or delivered to a nationally-recognized express delivery service for delivery to the respective parties hereto at the following addresses (or to such other address or facsimile number as any party may have furnished in writing to the other parties in the manner provided above):

If to either State Auto Financial, State Auto P&C or State Auto Mutual:

State Auto Insurance Companies

518 East Broad Street

Columbus, Ohio 43215

Attention: Chief Executive Officer

Facsimile: (614) 464-4911

with a copy to:

State Auto Insurance Companies

518 East Broad Street

Columbus, Ohio 43215

Attention: General Counsel

Facsimile: (614) 719-0173

If to Executive:

John R. Lowther

2399 Bexley Park Road

Bexley, Ohio 43209

Facsimile: (            )

§15. Governing Law. It is the intention of all the parties to this Agreement that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the state of Ohio, without giving effect to any of its conflict of law provisions.

§16. Validity. If and to the extent that any of the parties breach part or all of any provision of this Agreement, such alleged breach shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Similarly, if and to the extent that any court of competent jurisdiction holds that part or all of any provision of this Agreement is invalid, such invalidity shall not affect the balance of that provision or the remaining provisions of this Agreement, which shall remain in full force and effect.

§17. No Assignment. This Agreement is personal in nature and shall not be assigned by Executive.

§18. Captions. The captions to the various sections of this Agreement are not part of the context hereof, but are labels to assist in locating those sections and shall be ignored in construing this Agreement.

§19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

§20. Successors. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties to this Agreement.

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Signature Page:

/s/ John R. Lowther
JOHN R. LOWTHER

STATE AUTO FINANCIAL CORPORATION		STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.	By	/s/ Robert P. Restrepo, Jr.
	Robert P. Restrepo, Jr., Chairman, President and Chief Executive Officer		Robert P. Restrepo, Jr., Chairman, President and Chief Executive Officer

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Chairman, President and Chief Executive Officer